Exhibit (a)(35)

Central GoldTrust Responds to Sprott’s Self-Serving Criticism of GoldTrust’s Proposed ETF Conversion and Recommends ALL Unitholders Review Forthcoming Information Circular

and Withdraw any Units Tendered to the Sprott Offer

(Toronto, ON, December 1, 2015) – Central GoldTrust (“GoldTrust”) (symbol: TSX – GTU.UN (C$) and GTU.U (US$); NYSE MKT – GTU (US$)) responded to the press release issued by Sprott Asset Management LP and Sprott Physical Gold Trust (collectively, “Sprott”) on November 30, 2015, which offers nothing but self-serving criticism of the proposed conversion of GoldTrust into an exchange-traded gold bullion fund (“ETF”). Full details on the proposed ETF conversion and its anticipated benefits will be outlined in an information circular (the "Information Circular") that will be mailed to unitholders shortly. The Board of Trustees of GoldTrust recommends that GoldTrust unitholders review the Information Circular before making any decisions.

Bruce Heagle, Chair of the Special Committee of the Board of Trustees, stated: “It is regrettable but not surprising that Sprott’s latest press commentary delivers alarmist criticism and confusion in order to forward their own agenda. Sprott is the desperate party in this debate – they are seeking to draw attention away from the obvious deficiencies of their offer relative to the proposed ETF conversion. Your Independent Trustees recommend that unitholders ignore Sprott’s fear-mongering accusations, as Sprott is seeking to prevent unitholders from considering a better alternative to their inadequate, self-serving offer, which has yet to garner sufficient unitholder support despite seven extensions. All of the pertinent information regarding the proposed ETF conversion and its benefits to unitholders relative to the Sprott Offer will be in the Information Circular, which will be sent to unitholders shortly. Upon review of the forthcoming Information Circular and the benefits of the ETF conversion, I am confident that you will reach the same conclusion as your Independent Trustees: that the proposed ETF conversion in partnership with Purpose Investments is clearly a superior alternative to Sprott’s deficient offer. We thank unitholders for their patience and continued support of Central GoldTrust.”

In order to preserve your ability to consider the superior alternative recommended by your Independent Trustees, do not tender your units to Sprott’s offer and WITHDRAW YOUR UNITS IMMEDIATELY if already tendered in order to revoke your power of attorney. Unitholders who wish to withdraw any units tendered to Sprott must WITHDRAW them prior to 5:00 pm (Toronto time) on December 7, 2015.

For up to date information we strongly encourage unitholders to please visit

www.gold-trust.com or www.goldtrust.ca

Unitholders who have already tendered to Sprott’s offer should withdraw their units immediately by contacting D.F. King & Co at 1-800-251-7519, or via email at inquiries@dfking.com

About Central GoldTrust

Central GoldTrust (established on April 28, 2003) is a passive, self-governing, single purpose trust, which invests primarily in long-term holdings of gold bullion and does not speculate in gold prices. At November 30, 2015, the units of Central GoldTrust were 99.9% invested in unencumbered, allocated and physically segregated gold bullion. Units may be purchased or sold on the Toronto Stock Exchange and NYSE MKT.

Additional Information and Where to Find It

The recommendation of the Trustees described herein with respect to Sprott’s offer is contained in the Trustees’ Circular dated June 9, 2015, which has been filed with Canadian securities regulatory authorities and is also contained in the solicitation/recommendation statement filed with the Securities and Exchange Commission (“SEC”). Unitholders are urged to read the Trustees’ Circular and the solicitation/recommendation statement and other relevant materials because they contain important information. The Trustees’ Circular and other filings made by GoldTrust with Canadian securities regulatory authorities since 2003 may be obtained without charge at http://www.sedar.com and at the investor relations section of the GoldTrust website at http://www.gold-trust.com/news.htm. The solicitation/recommendation statement and other SEC filings made by GoldTrust may be obtained without charge at the SEC’s website at http://www.sec.gov and at the investor relations section of the GoldTrust website at http://www.goldtrust.com/news.htm.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” under United States federal securities laws and “forward-looking information” under Canadian securities laws (collectively, “Forward-Looking Statements”), including those related to: the Trustees' intention to call a special meeting of unitholders for the purpose of considering the proposed conversion, any anticipated steps or actions that Sprott might take using the amended powers of attorney, including the removal of GoldTrust's independent Trustees, the election of Sprott's own Trustee nominees and the completion of the Sprott offer, the reasons of the Board of Trustees for recommending to unitholders the rejection of Sprott’s offer, not taking any action with respect to Sprott’s offer, not tendering any units to Sprott’s offer and withdrawing any units already tendered to Sprott's offer; the anticipated costs, risks and uncertainties associated with Sprott’s offer, including any anticipated impacts on bullion security, governance and unitholder rights, potential tax risks, leverage to rising gold prices and fees to be collected by Sprott; the anticipated timing, mechanics, completion and settlement of Sprott’s offer; the value of the Sprott Physical Gold Trust units that would be received as consideration under Sprott’s offer; the ability of Sprott to complete the transactions contemplated by Sprott’s offer; any anticipated results or performance of Sprott Physical Gold Trust or any other affiliates of Sprott; any anticipated changes to the market price of Sprott Physical Gold Trust units or any other securities of Sprott and their affiliates; any anticipated future prices of gold and the units; and the proposed ETF conversion and related amendments to GoldTrust’s constating documents, the anticipated benefits thereof and the likelihood of such proposed transactions being completed on the terms outlined herein or at all. GoldTrust cautions investors about important factors that could cause actual results or outcomes to differ materially from those expressed, implied or projected in such Forward-Looking Statements. Such Forward-Looking Statements involve projections, estimates, assumptions, known and unknown risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in such Forward-Looking Statements or otherwise be materially inaccurate. No assurance can be given that these projections, estimates, expectations or assumptions will prove to be correct and any Forward-Looking Statements included in this press release should not be unduly relied upon. These Forward-Looking Statements speak only as to GoldTrust’s beliefs, views, expectations and opinions as of the date of this press release. Except as required by applicable securities laws, GoldTrust does not intend and does not assume any obligations to update or revise these Forward-Looking Statements, whether as a result of new information, future events or otherwise. In addition, this press release may contain Forward-Looking Statements drawn from or attributed to third party sources. Factors that could cause or contribute to such differences include, but are not limited to, those risks detailed in GoldTrust’s filings with the Canadian securities regulatory authorities and the SEC.